FILED WITH THE SECURITIES AND EXCHANGE COMMISSON ON MARCH 21, 2001
                                                      REGISTRATION NO. 333-56928



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                AIRGATE PCS, INC.
             (Exact name of registrant as specified in its charter)
          DELAWARE                                             58-2299173
  (State or other jurisdiction of
   incorporation or organization)                       (I.R.S.  Employer
                                                       Identification Number)

                                  HARRIS TOWER
                      233 PEACHTREE STREET, NE, SUITE 1700
                             ATLANTA, GEORGIA  30303
                                 (404) 525-7272
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              BARBARA L. BLACKFORD
                                  HARRIS TOWER
                      233 PEACHTREE STREET, NE, SUITE 1700
                             ATLANTA, GEORGIA  30303
                                 (404) 525-7272

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH COPIES TO:

                                SIDNEY J. NURKIN
                                ALSTON & BIRD LLP
                               ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA  30309-3424
                                 (404) 881-7000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective  registration  statement  for  the  same  offering:   _______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering:    __________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(A) OF THE SECURITIES ACT OF 1933.

                                EXPLANATORY NOTE

     This Form S-3 Registration Statement filed by AirGate PCS relates to 88,826 shares of the AirGate PCS common stock, $.01 par value, which were previously registered on AirGate PCS' Registration Statement on Form S-1 (File No. 333-91749) and which are issuable upon exercise of outstanding warrants issued by AirGate PCS. There were up to 644,400 shares issuable pursuant to the S-1 Registration Statement, of which 555,574 shares have been issued. As a result of these issuances, 88,826 shares remain issuable pursuant to unexercised warrants. These shares are being transferred to this Registration Statement to take advantage of the current eligibility of AirGate PCS to utilize Form S-3.

PROSPECTUS

        88,826 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

                                   AIRGATE PCS

                                  COMMON STOCK
                             _______________________

     We are offering 88,826 shares of common stock issuable by us from time to time upon exercise of warrants sold by us in our units offering, which was completed on September 30, 1999. The warrants became separately transferable from the units on October 21, 1999. Each warrant entitles the holder to purchase, prior to the expiration date, 2.148 shares of our common stock at an exercise price of $.01 per share. As of March 1, 2001, 555,574 shares of common stock had been issued pursuant to warrant exercises and warrants to purchase the 88,826 shares being offered hereby remained outstanding.

     The exact number of shares of common stock offered under this prospectus may be subject to adjustment to prevent dilution of the warrant value. This prospectus includes such additional shares of common stock, which as of this date is indeterminable, that we may have to issue and sell to avoid dilution of the warrants.

     The warrants will expire on October 1, 2009. All expenses of this offering, other than commissions and discounts of broker-dealers and market makers, will be paid by us.
     Our common stock is listed on the Nasdaq National Market and trades under the ticker symbol: "PCSA." On March 9, 2001, the closing bid price of one share of AirGate PCS common stock on the Nasdaq National Market was $46.188. THIS INVESTMENT INVOLVES RISK. SEE "INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 3.
                             _______________________
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                             _______________________
The  date  of  this  prospectus  is  March  23,  2001.
                                   AIRGATE PCS

     We market and provide digital personal communication services, or PCS. We are a network affiliate of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and indirectly through affiliates such as us, provides wireless services in more than 4,000 cities and communities across the country.

On July 22, 1998, we entered into a management agreement with Sprint PCS whereby we became the Sprint PCS affiliate with the exclusive right to provide 100% digital, 100% PCS services under the Sprint and Sprint PCS brand names in our territory in the southeastern United States. We completed our radio frequency design, network design and substantial site acquisition and cell site engineering, and commenced construction of our PCS network in November 1998. In January 2000 we began commercial operations with the launch of four markets covering 2.2 million residents in our Sprint PCS territory. By September 30, 2000, we had launched commercial PCS service in all of the 21 markets that comprise our Sprint PCS territory. At December 31, 2000, we provided Sprint PCS services to 103,440 subscribers.
     Sprint PCS has invested $44.6 million to purchase the PCS licenses in our territory and incurred additional expenses for microwave clearing. Under our long-term agreements with Sprint PCS, we manage the network on Sprint PCS' licensed spectrum as well as use the Sprint and Sprint PCS brand names royalty-free during our affiliation with Sprint PCS. We also have access to Sprint PCS' national marketing support and distribution programs and are entitled to buy network and subscriber equipment and handsets at the same discounted rates offered by vendors to Sprint PCS based on its large volume purchases. In exchange for these and other benefits, we are entitled to receive 92%, and Sprint PCS is entitled to retain 8%, of collected service revenues from customers in our Sprint PCS territory and roaming received from non-Sprint PCS customers. We are entitled to 100% of revenues collected from the sale of handsets and accessories and on roaming revenues received when Sprint PCS customers from a different territory make a wireless call on our PCS network. Through December 31, 2000, we have made $194.1 million of capital expenditures related to the build-out of our PCS network. We were able to open the network for a portion of our territory for roaming coverage along Interstate 85 between Atlanta, Georgia and Charlotte, North Carolina in November 1999. In the three months ended March 31, 2000, we launched commercial PCS operations in the Greenville-Spartanburg, Anderson and Myrtle Beach, South Carolina markets and the Hickory, Asheville, Wilmington and Rocky Mount, North Carolina markets. In the three months ended June 30, 2000, we launched commercial PCS operations in the Charleston, Columbia and Florence, South Carolina markets, the Augusta and Savannah, Georgia markets and the Goldsboro, Jacksonville, New Bern, Orangeburg, Roanoke Rapids and Greenville-Washington, North Carolina markets. In the three months ended September 30, 2000, we launched commercial PCS operations in the Greenwood and Sumter, South Carolina markets and the Outer Banks, North Carolina market. At December 31, 2000, our Sprint PCS network covered 5.6 million of the 7.1 million residents in our Sprint PCS territory based on 2000 U.S. Census Department data.
Our principal executive offices are located at Harris Tower, 233 Peachtree Street, NE, Suite 1700, Atlanta, Georgia 30303 and our telephone number is (404) 525-7272.
                                 USE OF PROCEEDS
     The proceeds to be received from the exercise of the remaining warrants, assuming all warrants are exercised will be approximately $888.00. We intend to use the proceeds from the exercise of these warrants for general corporate purposes including working capital.

                            INVESTMENT CONSIDERATIONS

     The following investment considerations update the investment considerations contained in our Annual Report on Form 10-K for the year ended September 30, 2000.

RISKS  PARTICULAR  TO  AIRGATE  PCS

     The termination of our affiliation with Sprint PCS or Sprint PCS' failure to perform its obligations under our agreements would severely restrict our ability to conduct our business

     Our ability to offer Sprint PCS products and services and our PCS network's operation are dependent on our Sprint PCS agreements being renewed and not terminated. Each of these agreements can be terminated for breach of any material terms. We are dependent on Sprint PCS' ability to perform its obligations under the Sprint PCS agreements. The non-renewal or termination of any of the Sprint PCS agreements or the failure of Sprint PCS to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct our business.

     We may not receive as much Sprint PCS roaming revenue in the future because Sprint PCS can change the rate we receive, or fewer people may travel in our network area or cost of revenue may be affected by our customers spending more time outside our network area

     We are paid a fee from Sprint PCS for every minute that a Sprint PCS subscriber based outside of our territory uses our network; we refer to such fees as roaming revenue. Similarly, we pay a fee to Sprint PCS for every minute that our customers use the Sprint PCS network outside of our markets; we refer to such fees as roaming fees. For calendar 2001, Sprint PCS has set the base roaming rate at $0.20 per minute, the same rate utilized in 2000. Roaming revenue will continue to represent a substantial portion of our revenue in the near future. Under our agreements with Sprint PCS, Sprint PCS can change the fee we receive for each Sprint PCS roaming minute or pay for each roaming minute. The change by Sprint PCS in the roaming revenue we are paid could substantially decrease our revenues and net income. In addition, our customers may spend more time in other Sprint PCS coverage areas than Sprint PCS customers from outside our Sprint PCS territory spend in our Sprint PCS territory or may not use our services. As a result, we may not receive a substantial amount of Sprint PCS roaming revenue or we may have to pay more Sprint PCS roaming fees than the roaming revenue we collect.

     If Sprint PCS does not complete the construction of its nationwide PCS network, we may not be able to attract and retain customers

Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain customers. Sprint PCS is creating a nationwide PCS network through its own construction efforts and those of its affiliates. Today, Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint PCS has entered into affiliation agreements similar to ours with companies in other territories pursuant to its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS' national network and, to a lesser extent, on the networks of its other affiliates. Sprint PCS and its affiliate program are subject, to varying degrees, to the economic, administrative, logistical, regulatory and other risks described in other risk factors contained below. Sprint PCS' and its other affiliates' PCS operations may not be successful.

     We have a limited operating history and if we do not successfully manage our anticipated rapid growth, our operating performance may be adversely impacted

We launched commercial operations in January 2000 and have grown our employee base to 372 employees as of December 31, 2000. Our performance as a PCS provider depends on our ability to implement operational and administrative systems, including the training and management of our engineering, marketing and sales personnel. These activities are expected to place demands on our managerial, operational and financial resources.

     The inability of Sprint PCS to maintain high quality back office services, or our inability to use Sprint PCS' back-office services and third party vendors' back- office systems could disrupt our business

     Our operations could be disrupted if Sprint PCS is unable to maintain and expand its back office services such as customer activation, billing and customer care in a high quality manner, or to efficiently outsource those services and systems through third party vendors. Such disruption could include increased accounts receivable and customer churn. The rapid expansion of Sprint PCS' business is expected to continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We depend on Sprint PCS' willingness to continue to offer such services to us and to provide these services at competitive costs. Our Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any such service beginning January 1, 2002. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative, our operating costs may increase and may restrict our ability to operate successfully.

     We have substantial debt that we may not be able to service and a failure to service our debt may result in our lenders controlling our assets

     Our substantial debt will have a number of important consequences for our operations and our investors, including the following:

- we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

- we have a fully-financed business plan, but we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

- some of our debt, including our financing from Lucent, will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates; and

- due to the liens on substantially all of our assets and the pledges of stock of our existing and future subsidiaries that secure our senior debt and our senior subordinated discount notes, lenders or holders of our senior subordinated discount notes may control our assets or our subsidiaries' assets in the event of a default.

     As of December 31, 2000, our outstanding long-term debt totaled $229.1 million. Under our current business plan, we expect to incur substantial additional debt before achieving break-even operating cash flow. Accordingly, we will utilize some portion, if not all, of the $98.0 million of additional available borrowings under our financing from Lucent.

     If we do not meet all of the conditions required under our Lucent financing documents, we may not be able to draw down all of the funds we anticipate receiving from Lucent and may not be able to fund operating losses and working capital needs

     As of December 31, 2000, we had borrowed $55.5 million from Lucent. The remaining $98.0 million, a portion of which we expect to borrow in the future, is subject to our meeting all of the conditions specified in the financing documents and, in addition, is subject at each funding date to the following conditions:

that the representations and warranties in the loan documents are true and correct; and

-     the  absence  of  a  default  under  our  loan  documents.

     If we do not meet these conditions at each funding date, Lucent may not lend any or all of the remaining amounts, and if other sources of funds are not available, we may not be in a position to meet the operating cash needs of our business.

     We may have difficulty in obtaining subscriber equipment required in order to attract customers

     We depend on equipment vendors for an adequate supply of subscriber equipment, including handsets. If the supply of subscriber equipment is inadequate or delayed, we may have difficulty in attracting customers.

     Conflicts with Sprint PCS may not be resolved in our favor, which could restrict our ability to manage our business and provide Sprint PCS products and services

     Conflicts between us and Sprint PCS may arise and their resolution may harm our business. For example, Sprint PCS prices its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business. In addition, upon expiration, Sprint PCS could decide to not renew the Sprint PCS agreements which would not be in our best interest or the interest of our stockholders. There may be other conflicts such as the setting of the price we pay for back office services and the focus of Sprint PCS' management and resources.

     If we fail to pay our debt, our lenders have the option of selling our loans to Sprint PCS, giving Sprint PCS certain rights of a creditor to foreclose on our assets

     Sprint PCS has contractual rights, triggered by an acceleration of the maturity of our financing from Lucent, pursuant to which Sprint PCS may purchase our obligations to Lucent under the financing and obtain the rights of a senior lender. To the extent Sprint PCS purchases these obligations, Sprint PCS' interests as a creditor could conflict with ours. Sprint PCS' rights as a senior lender would enable it to exercise rights with respect to our assets and continuing relationship with Sprint PCS in a manner not otherwise permitted under our Sprint PCS agreements.

Certain provisions of our agreements with Sprint PCS may diminish the valuation of our company

     Provisions of our Sprint PCS agreements could affect the valuation of our company, thereby, among other things, reducing the market prices of our securities and decreasing our ability to raise additional capital necessary to complete our network build-out. Under our agreements with Sprint PCS, subject to the requirements of applicable law, there are circumstances under which Sprint PCS may purchase our operating assets or capital stock for 72% of the "entire business value" of our company, as defined in our management agreement with Sprint PCS. In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of our agreements with Sprint PCS. Sprint PCS also has been granted a right of first refusal if we decide to sell our operating assets. We are also subject to a number of restrictions on the transfer of our business including the prohibition on selling our company or our operating assets to a number of identified and as yet to be identified competitors of Sprint PCS or Sprint. These and other restrictions in our Sprint PCS agreements may limit the saleability and/or reduce the value a buyer may be willing to pay for our business and may operate to reduce the "entire business value" of our company.

     We may not be able to compete with larger, more established businesses offering similar products and services

Our ability to compete depends, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. We compete in our territory with at least four other wireless service providers, each of which have an infrastructure in place and have been operational for a number of years. They have significantly greater financial and technical resources than we do, could offer attractive pricing options and may have a wider variety of handset options. We expect that existing cellular providers will upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we offer. These wireless providers require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Sprint PCS generally does not require its customers to enter into long-term contracts, which may make it easier for other wireless providers to attract Sprint PCS customers away from Sprint PCS. We also compete with several PCS providers and other existing communications companies in our Sprint PCS territory. A number of our cellular and PCS competitors have access to more licensed spectrum than the 10 MHz licensed to Sprint PCS in our Sprint PCS territory. In addition, any competitive difficulties that Sprint PCS may experience could also harm our competitive position and success.
     The  technology  we  use  has  limitations  and  could  become  obsolete

     We employ digital wireless communications technology selected by Sprint PCS for its network. Code division multiple access, CDMA, technology is a relatively new technology. CDMA may not provide the advantages expected by Sprint PCS. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn, may require us to make changes at substantially increased costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost.

     If Sprint PCS customers are not able to roam instantaneously or efficiently onto other wireless networks, prospective customers could be deterred from subscribing for our Sprint PCS services

     The Sprint PCS network operates at a different frequency and uses or may use a different technology than many analog cellular and other digital systems. To access another provider's analog cellular or digital system outside of the Sprint PCS network, a Sprint PCS customer is required to utilize a dual-band/dual-mode handset compatible with that provider's system. Generally, because dual-band/dual-mode handsets incorporate two radios rather than one, they are more expensive and are larger and heavier than single-band/single-mode handsets. The Sprint PCS network does not allow for call hand-off between the Sprint PCS network and another wireless network, thus requiring a customer to end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by Sprint PCS. The price of a roaming call may not be competitive with prices of other wireless companies for roaming calls, and Sprint PCS customers may not be able to use Sprint PCS advanced features, such as voicemail notification, while roaming.

     Our territory has limited licensed spectrum, and this may affect the quality of our service, which could impair our ability to attract or retain customers

     Sprint PCS has licenses covering 10 MHz in our territory. In the future, as our customers in those areas increase in number, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to increased dropped calls and may limit our ability to offer enhanced services.

     Non-renewal or revocation by the FCC of the Sprint PCS licenses would significantly harm our business

     PCS licenses are subject to renewal and revocation. Sprint PCS' licenses in our territory will expire in 2007 but may be renewed for additional ten year terms. There may be opposition to renewal of Sprint PCS' licenses upon their expiration and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Failure by Sprint PCS to comply with these standards in our territory could cause revocation or forfeiture of the Sprint PCS licenses for our territory or the imposition of fines on Sprint PCS by the FCC.

     If we lose the right to install our equipment on wireless towers owned by other carriers or fail to obtain zoning approval for our cell sites, we may have to rebuild our network

     More than 99% of our cell sites are co-located on facilities shared with one or more wireless providers. We co-locate a large portion of our sites on facilities that are owned by only a few tower companies. If our master collocation agreements with one of those tower companies were to terminate, or if one of those tower companies were otherwise not able to support our use of its tower sites, we would have to find new sites, and if the equipment had already been installed, we might have to rebuild that portion of our network. Some of the cell sites are likely to require us to obtain zoning variances or other local governmental or third party approvals or permits. We may also have to make changes to our radio frequency design as a result of difficulties in the site acquisition process.

The loss of the officers and skilled employees who we depend upon to operate our business could reduce our ability to offer Sprint PCS products and services
     The loss of one or more key officers could impair our ability to offer Sprint PCS products and services. Our business is managed by a small number of executive officers. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. We currently have "key man" life insurance for our chief executive officer.

     We may not achieve or sustain operating profitability or positive cash flow from operating activities

     We expect to incur significant operating losses and to generate significant negative cash flow from operating activities until the second quarter of fiscal year 2002 while we develop and construct our PCS network and build our customer base. Our operating profitability will depend upon many factors, including, among others, our ability to market our services, achieve our projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements.

     Unauthorized  use  of  our  Sprint  PCS  network could disrupt our business

     We will likely incur costs associated with the unauthorized use of our PCS network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

     Our agreements with Sprint PCS, our certificate of incorporation and our bylaws include provisions that may discourage, delay and/or restrict any sale of our operating assets or common stock to the possible detriment of our stockholders

Our agreements with Sprint PCS restrict our ability to sell our operating assets and common stock. Generally, Sprint PCS must approve a change of control of our ownership and consent to any assignment of our agreements with Sprint PCS. The agreements also give Sprint PCS a right of first refusal if we decide to sell our operating assets to a third party. These restrictions, among other things, could discourage, delay or make more difficult any sale of our operating assets or common stock. This could have a material adverse effect on the value of our common stock and could reduce the price of our company in the event of a sale. Provisions of our certificate of incorporation and bylaws could also operate to discourage, delay or make more difficult a change in control of our company. Our certificate of incorporation, which contains a provision acknowledging the terms under the management agreement and a consent and agreement pursuant to which Sprint PCS may buy our operating assets, has been duly authorized and approved by our board of directors and our stockholders. This provision is intended to permit the sale of our operating assets pursuant to the terms of the management agreement or a consent and agreement with our lenders without further stockholder approval.
INDUSTRY  RISKS

     Wireless service providers generally experience a high rate of customer turnover which would increase our costs of operations and reduce our revenue

     Our strategy to reduce customer turnover, commonly known as churn, may not be successful. Our average monthly churn (net of 30 day returns) for the three months ended December 31, 2000 was 2.9%. As a result of customer turnover, we lose the revenue attributable to these customers and increase the costs of establishing and growing our customer base. The rate of customer turnover may be the result of several factors, including customer care concerns; network coverage; reliability issues such as blocked calls, dropped calls and handset problems; non-use of phones; non-use of customer contracts, pricing; and other competitive factors.

     Wireless providers offering services based on lower cost structures may reduce demand for PCS

     Other wireless providers enjoy economies of scale that can result in a lower cost structure for providing wireless services. Rapid technological changes and improvements in the telecommunications market could lower other wireless providers' cost structures in the future. These factors could reduce demand for PCS because of competitors' ability to provide other wireless services at a lower price. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects, those of our industry, and the success of PCS and other competitive services, remain uncertain.

     Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS

Technological advances and industry changes could cause the technology used on our network to become obsolete. We may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

     The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences.

     If we were unable to keep pace with these technological changes or changes in the telecommunications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our current business strategy may become obsolete. In addition, wireless carriers are seeking to implement a new "third generation," or "3G," technology throughout the industry. There can be no assurance that we can implement the new 3G technology successfully on a cost-effective basis.

Regulation by government agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance
     The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC, the Federal Aviation Administration and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact our operations and our cost of doing business. Our Sprint PCS agreements reflect an affiliation that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements as necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the Sprint PCS agreements. If the Sprint PCS agreements cannot be modified, the Sprint PCS agreements may be terminated pursuant to their terms.

     Use of hand-held phones may pose health risks, which could result in the reduced use of our services or liability for personal injury claims

Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devises, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for our services, or costs of litigation and damage awards, could impair our ability to profitably operate our business.
                              PLAN OF DISTRIBUTION

     All or a portion of the common stock offered by this prospectus may be delivered upon exercise of the warrants by the warrant holder. Subject to a suspension period, the warrant holder may exercise their warrant(s) at any time at a per share exercise price of $.01 per underlying share of common stock. The costs of registering, issuing and maintaining an effective registration statement for the shares of common stock underlying the warrants have been and will be borne by us. The subsequent sale of the shares of common stock underlying the warrants may be affected by the holder thereof in several ways, including:

     on  the  Nasdaq  National  Market;
     in  the  over-the-counter  market;
     in  negotiated  transactions;
     through put or call options transactions relating to the shares of AirGate PCS common stock; and through short sales or a combination of such methods of sale.

These transactions may be made at market prices prevailing at the time of sale or at negotiated prices, and may or may not involve brokers or dealers.

     The warrant holders may sell shares of AirGate PCS common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the warrant holders and/or the purchasers of shares of AirGate PCS common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Any compensation as to a particular broker-dealer might be in excess of customary commissions.

If we are notified by a warrant holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of AirGate PCS common stock through:

     a  block  trade,
     a  special  offering,
     an  exchange  distribution,
     a  secondary  distribution  or
     a  purchase  by  a  broker  or  dealer,

then a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

     the name of each such shareholder and of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold, the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and other facts material to the transaction.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You can obtain copies of those reports, proxy statements and other information:

- at the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
- at the public reference facilities of the SEC's regional offices at Seven World Trade Center, 13th Floor, New York New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661;
- from the Internet site that the Commission maintains at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC; and
- at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

You may obtain information on the operation of the SEC's Public Reference Room by calling the Commission at 1-800-SEC-0330.

          This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can get a copy of the registration statement (Registration No. 333-56928) from the locations listed above.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.     Our  Annual  Report  on Form 10-K for the fiscal year ended September 30,
2000;

2.     Our  Quarterly  Report  on  Form  10-Q for the quarter ended December 31,
2000;

3. All other reports filed by us pursuant to Section 13(a) and 13(d) of the Exchange Act since February 8, 2001;

4. The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-27455), as filed with the Commission on September 24, 1999; and

5. All other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this prospectus that indicates that all securities offered have been sold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings and any future filings incorporated herein, at no cost, by writing or telephoning Ms. Barbara L. Blackford, Corporate Secretary, at the following address:

AirGate  PCS
Harris  Tower
233  Peachtree  Street,  Suite  1700
Atlanta,  Georgia  30303
(404)  525-7272
     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed under the caption "Investment Considerations."

                                 LEGAL OPINIONS
     The validity of the shares of AirGate PCS common stock offered hereby has been passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.
                                     EXPERTS
     The consolidated financial statements and schedule of AirGate PCS, Inc.
 and subsidiaries as of September 30, 2000 and 1999, and for the year ended September 30, 2000, the nine month period ended September 30, 1999, and the year ended December 31, 1998, and the related financial statement schedule, have been incorporated by reference in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.









          [LOGO]


                                     AIRGATE PCS, INC.



 No dealer, salesperson, or other person has been authorized to give any information or make any representations not contained in this prospectus. If such information is given or any such representations are made, they must not be relied upon as having been authorized by AirGate PCS. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the shares of AirGate PCS common stock offered hereby, to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of AirGate PCS since such date.




          88,826  SHARES

          COMMON  STOCK




          PROSPECTUS
  March 23,2001

                          TABLE OF CONTENTS


                                       Page
                                                                            ----
AirGate  PCS                              2
Use  of  Proceeds                         3
Invesement  Considerations                3
Plan  of  Distribution                   10
Where  You  Can  Find  More
 Information                             11
Incorporation  by  Reference             12
Cautionary  Note  Regarding
 Forward-Looking  Statements             13
Legal  Opinions                          13
Experts                                  13

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     AirGate PCS, Inc. (the "Registrant") estimates that expenses in connection with the offering described in this Registration Statement will be as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee     $1,050.00
Printing and engraving expenses                         $1,000.00*
Accountants' fees and expenses                          $8,000.00*
Legal fees and expenses                                $15,000.00*
Fees  and  expenses  for  qualifications  under state
securities laws (including legal fees)                  $5,000.00*
Miscellaneous                                           $5,000.00*

                 Total                                  $35,050.00*

*  estimated  fees

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     In accordance with General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the Registrant's Certificate of Incorporation provides as follows:

     The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or an officer of the Registrant, whether the basis for such action or proceeding is an alleged action in an official capacity as an officer or director or in any other capacity while such person was serving as a director or officer of the Registrant. The Registrant shall indemnify such person to the fullest extent allowed by the Delaware law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise tax, or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such action or suit. The Registrant's Certificate of Incorporation also empowers the indemnitee to recover unpaid amounts of a claim for indemnification by bringing suit against the Registrant to recover any unpaid amount of a claim.

     The right to indemnification includes the right of the indemnitee to be paid by the Registrant for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses.

     The right to indemnification and to the advancement of expenses provided for by the Certificate of Incorporation is not exclusive of any other right to which the indemnitee may have or hereinafter acquire. Moreover, the Registrant may purchase and maintain insurance, at its expense, to protect itself and any director or officer of the Registrant against any liability asserted against him or her in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify him against such liabilities under the laws of Delaware.

     In addition to indemnification provided to the Registrant's officers and directors in the Certificate of Incorporation and under the laws of Delaware, the Registrant has entered into indemnification agreements with certain officers and directors to provide them with further assurances and protection from liability that they may incur in their respective positions and duties in connection with any public offering to any fiduciary obligation owed with respect to the Registrant and its shareholders. The Registrant has agreed to indemnify and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at the Registrant's request in his capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of the Registrant. Under the indemnification agreements, each person is indemnified against any and all liabilities (described below) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnitee in good faith believes may lead to the institution of any such action whether civil, criminal, administrative or other. As a condition to receiving indemnification, indemnitees are required to give notice in writing to the Registrant of any claim for which indemnification may be sought under such agreement.

     The agreement provides that an indemnitee may receive indemnification against any and all (1) expenses (including attorney's fees and other costs, expenses and obligations incurred), judgements, fines and penalties; (2) amounts paid in settlement (if such settlement is approved by the Registrant); (3) any federal, state, local or foreign taxes imposed on an indemnitee as a result of the receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with such expenses. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to the Registrant

     Prior to receiving indemnification or being advanced expenses, a committee, consisting or either members of the board of directors or any person appointed by the board of directors, must not have determined the indemnified person would not be permitted to indemnification under Delaware law and, in the case of advanced expenses, that the Registrant will be entitled to be reimbursed by the indemnitee. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approved by the Registrant to render a written opinion as to whether and to what extent the indemnitee would be permitted to indemnification under applicable law. Under the indemnification agreement, an indemnified person may appeal a determination by the committee's determination not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make a indemnification determination or the termination of any claim by judgement, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or
(2)  that  the  court  has  determined  that  indemnification  is not available.

     Under the indemnification agreement, an indemnitee is entitled to contribution from the Registrant for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification provided for under the agreement is not available. The amount contributed by the Registrant will be in proportion, as appropriate, to reflect the relative benefits received by the Registrant and the indemnitee or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties in the action or inaction which resulted in such liability. In connection with the registration of AirGate, PCS, Inc.'s securities, the relative benefits received by the Registrant and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by the Registrant and the indemnified person. The relative fault of the Registrant and the indemnified person is determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Registrant or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

     Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of the Registrant securities, an indemnified person will not be required to contribute any amount in excess of the lessor of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. No person found guilty of fraudulent misrepresentation, as defined in the agreement, shall be entitled to contribution from any person who was not found guilty of such fraudulent representation.

     In the event that the Registrant is obligated to pay the expenses of a claim and upon written notice to the indemnified person, the Registrant is entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnitee's approval, the Registrant will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party, without consent of the indemnified person.

ITEM  16.  EXHIBITS

     The exhibits and financial statement schedules filed as a part of the Registration Statement are as follows:

          (a)  List  of  Exhibits

3.1 Amended and Restated Certificate of Incorporation of AirGate PCS, Inc. (Incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by the company with the Commission on August 14, 2000 for the quarter ended June 30, 2000 (SEC File No.000-27455))

3.2 Amended and Restated Bylaws of AirGate PCS, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

4.1 Specimen of common stock certificate of AirGate PCS, Inc. (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

4.2     Form  of  warrant  issued  in units offering (included in Exhibit 10.15)

4.3.1 Form of Weiss, Peck and Greer warrants (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A filed by the company with the Commission on August 9, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

4.3.2 Form of Lucent Warrants (Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/A filed by the company with the Commission on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

4.3.3 Form of Indenture for senior subordinated discount notes (including form of pledge agreement) (Incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1/A filed by the company with the Commission on September 23, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

4.4     Form  of  unit  (included  in  Exhibit  10.15)

5.1     Opinion  of  Alston  &  Bird  LLP regarding legality of the common stock

10.1.1 Sprint PCS Management Agreement and Addenda I-III thereto between SprintCom, Inc. and AirGate Wireless, L.L.C. (Incorporated by reference to
Exhibit 10.1 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.1.2 Addendum IV to Sprint PCS Management Agreement dated August 26, 1999 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate PCS, Inc. (Incorporated by reference to Exhibit 10.1.2 to the annual report on Form 10-K filed by the company with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No.000-27455))

10.1.3 Addendum V to Sprint PCS Management Agreement dated May 12, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P. and AirGate PCS, Inc. (Incorporated by reference to Exhibit 10.1.3 to the annual report on Form 10-K filed by the company with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No.000-27455))

10.1.4 Addendum VI to Sprint PCS Management Agreement dated December 8, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum, L.P. and AirGate PCS, Inc. (Incorporated by reference to Exhibit
10.1.4 to the quarterly report on Form 10-Q filed by the company with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No.000-27455))


10.2 Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate Wireless, L.L.C. (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.3 Sprint Spectrum Trademark and Service Mark License Agreement (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.4 Sprint Trademark and Service Mark License Agreement (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.5 Master Site Agreement dated August 6, 1998 between AirGate and BellSouth Carolinas PCS, L.P., BellSouth Personal Communications, Inc. and
BellSouth Mobility DCS (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.5.1 Notice to AirGate of an assignment of sublease dated September 20, 1999 between BellSouth Cellular Corp. and Crown Castle South Inc., given pursuant to Section 16(b) of the Master Site Agreement. (Incorporated by reference to Exhibit 10.5.1 to the quarterly report on Form 10-Q filed by the company with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No.000-27455))

10.5.2 Master Tower Space Reservation and License Agreement dated February 19, 1999 between AGW Leasing Company, Inc. and American Tower, L.P. (Incorporated by reference to Exhibit 10.5.2 to the quarterly report on Form 10-Q filed by the company with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No.000-27455))

10.5.3 Master Antenna Site Lease No. J50 dated July 20, 1999 between Pinnacle Towers Inc. and AGW Leasing Company. (Incorporated by reference to
Exhibit 10.5.3 to the quarterly report on Form 10-Q filed by the company with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No.000-27455))

10.6.1 Compass Telecom, L.L.C. Construction Management Agreement (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.6.2 First Amendment to Services Agreement between AirGate PCS, Inc. and COMPASS Telecom Services, L.L.C. dated May 30, 2000 (Incorporated by reference to Exhibit 6.2 to the quarterly report on Form 10-Q filed by the company with the Commission on August 14, 2000 for the quarter ended June 30, 2000 (SEC File No.000-27455))

10.7 Commercial Real Estate Lease dated August 7, 1998 between AirGate and Perry Company of Columbia, Inc. to lease a warehouse facility (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/A filed by the company with the Commission on July 12, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.7.1 Lease Agreement dated August 25, 1999 between Robert W. Bruce, Camperdown Company, Inc. and AGW Leasing Company, Inc. to lease office/warehouse space in Greenville, South Carolina. (Incorporated by reference to Exhibit
10.7.1 to the quarterly report on Form 10-Q filed by the company with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No.000-27455))

10.8.1     Form  of  Indemnification  Agreement  (Incorporated  by  reference to
Exhibit 10.8 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.9 Employment Agreement dated April 9, 1999 by and between AirGate PCS, Inc. and Thomas M. Dougherty (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1/A filed by the company with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.10.1     Form of Executive Employment Agreement (Incorporated by reference to
Exhibit 10.10 to the Registration Statement on Form S-1/A filed by the company with the Commission on July 12, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.11     AirGate PCS, Inc. 1999 Stock Option Plan (Incorporated by reference to
Exhibit 99.1 to the Registration Statement on Form S-8 filed by the company with the Commission on April 10, 2000 (SEC File No. 333-34416))

10.11.1 Form of AirGate PCS, Inc. Option Agreement (Incorporated by reference to Exhibit 10.11.1 to the quarterly report on Form 10-Q filed by the company with the Commission on August 14, 2000 for the quarter ended June 30, 2000 (SEC File No. 000-27455))

10.12 Credit Agreement with Lucent (including form of pledge agreement and form of intercreditor agreement) (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1/A filed by the company with the Commission on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.13 Consent and Agreement (Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1/A filed by the company with the Commission on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.14     Assignment  of  Sprint  PCS  Management  Agreement,  Sprint  Spectrum
Services Agreement and Trademark and Service Mark Agreement from AirGate Wireless, L.L.C. to AirGate Wireless, Inc. dated November 20, 1998 (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1/A filed by the company with the Commission on August 9, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.15 Form of Warrant Agreement for units offering (including from of warrant in units offering and form of unit) (Incorporated by reference to
Exhibit 10.15 to the Registration Statement on Form S-1/A filed by the company with the Commission on September 23, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

10.16 First Amendment to Employment Agreement dated December 20, 1999 between AirGate PCS, Inc. and Thomas M. Dougherty (Incorporated by reference to
Exhibit 10.16 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2000 for the quarter ended March 31, 2000 (SEC File No.000-27455))

10.17 Retention Bonus Agreement dated May 4, 2000 between AirGate PCS, Inc. and Thomas M. Dougherty (Incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q filed by the company with the Commission on May 15, 2000 for the quarter ended March 31, 2000 (SEC File No.000-27455))

23.1     Consent  of  KPMG  LLP

23.2     Consent  of  Alston  &  Bird  LLP  (Included  in  Exhibit  5.1)

24.1     Power  of  Attorney

ITEM  17.  UNDERTAKINGS

     (a)     The  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such Registrant pursuant to the foregoing provisions, or otherwise, such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act or 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 21, 2001

AIRGATE  PCS,  INC.


                                             By:  /s/  Thomas  M.  Dougherty
                                                   --------------------------
                                               Name:  Thomas  M.  Dougherty
                                               Title:  Chief  Executive  Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    NAME                         TITLE                                   DATE
   ----                          -----                                   ----

/s/   *
---------------------
Thomas  M.  Dougherty     President,  Chief  Executive
                          Officer and  Director (Principal
                           Executive  Officer)                 March  21,  2001

/s/   *
 --------------------
Alan  B.  Catherall     Chief  Financial  Officer
                        (Principal  Financial  and
                         Accounting  Officer)                 March  21,  2001

/s/   *
--------------------
W. Chris Blane           Vice President of Business
                         Development and Director            March 21,  2001

/s/   *
--------------------
Thomas  D.  Body  III     Vice  President  of Strategic
                           Development and Director          March  21,  2001

/s/   *
--------------------
Barry  Schiffman               Director                     March  21,  2001

/s/   *
--------------------
Gill  Cogan                   Director                      March  21,  2001

/s/   *
--------------------
Robert  Ferchat               Director                      March 21,  2001

/s/   *
--------------------
John  R.  Dillon              Director                     March  21,  2001

By:  /s/  Barbara  L.  Blackford
     ---------------------------
      Barbara  L.  Blackford
      Attorney-in-fact

                                  EXHIBIT INDEX


                           EXHIBIT NO.     DESCRIPTION
                           -----------     -----------

5.1* Opinion of Alston & Bird LLP as to the validity of the securities being registered, including consent

23.1     Consent  of  KPMG  LLP

23.2*    Consent  of  Alston  &  Bird  LLP  (Included  in  Exhibit  5)

24.1    Power  of  Attorney


  *  Previously  filed.